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                                                                   Exhibit 10.17

                                     September 24, 1998


Mr. Richard F. Ambury
Vice President - Finance
Star Gas Propane, L.P.
2187 Atlantic Street
Stamford, CT  06902


Dear Rich:


     As a condition of your employment with Star Gas Corporation ("Star"), a wholly-owned subsidiary of Petroleum Heat and Power Co., Inc. ("Petro") we agree that if your employment is terminated by Star without "cause" or voluntarily by you within six months after there has been a "change in circumstances" (each a "Termination") you will be entitled to receive a severance payment equal to 1.25 times your then basic annual salary. The term "cause" means fraud, dishonesty, illegal conduct or similar malfeasance or the failure to perform your duty in a professional manner, if such failure continues for a period of ten days after written notice. For purposes of this agreement, a "change in circumstances" shall be deemed to have occurred if for any reason other than for "cause" Star
a) demotes employee reducing the employee's title, b) reduces employee's base salary or potential bonus compensation in a greater percentage than any other executive at Star, c) materially reduces employee authority or responsibility, or d) requires employee to change principal location of employee's employment by more than fifty (50) miles. If your employment is terminated for any other reason you will receive no severance payment.

     However, if a Termination occurs during the period of 12 months following a "change of control", you will be entitled to receive a severance payment of an amount equal to 2.5 times your then basic annual salary. The term "change of control" shall be deemed to occur if at any time the holders of Petro's Class C Common Stock no longer own in the aggregate, either a) common stock having at least 51% of the total voting power of all Petro Common stock or b) if the businesses of Star and Petro are combined, 51% of the voting power of the equity securities of the ultimate parent of Star Gas Propane, L.P. or, if such ultimate parent is Star Gas Partners, L.P., the general partner of such ultimate parent.

     If you are entitled to a severance payment, it shall be made to you within 15 days of termination.
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Page 2
Richard F. Ambury
September 24, 1998


     You agree that you will not at any time, directly or indirectly, disclose or furnish to any other person, firm or corporation or use for your personal benefit any information concerning Star's method of conducting or doing business, its advertising or marketing programs, or its methods of obtaining customers, or any other confidential information of Star, including, without limiting the generality of the foregoing, the names of any propane distributors with which to your knowledge, Star has held any acquisition discussions, or which, to your knowledge have contacted Star to discuss a potential acquisition within the period of three years prior to the date of termination of your employment.

     Please indicate your agreement with the foregoing by signing in the space provided below.



                                     Sincerely,


                                     Star Gas Corporation
                                     By:  Star Gas Propane, L.P.


                                     By:____________________________
                                        Joseph P. Cavanaugh


Accepted and Agreed:


____________________________
Richard F. Ambury


Date:_______________________